EXHIBIT 99.1

June 20, 2003

DETROIT EDISON FILES FOR TRANSITIONAL RATE PLAN

— Phased-in rate increase would be company’s first in more than a decade

     DETROIT — Detroit Edison today will file a request with the Michigan Public Service Commission (MPSC) for a transitional rate plan that would gradually increase customer rates over the next three years. It is the first rate increase the company has requested in more than a decade. Detroit Edison is an investor-owned electric utility serving 2.1 million customers in Southeastern Michigan and a subsidiary of DTE Energy (NYSE:DTE).

     For residential customers, the proposed increase would not take effect until 2006 because rates are capped at current levels through the end of 2005. Rates for small commercial customers are capped through the end of 2004, meaning the proposed rates wouldn’t take effect for those customers until 2005. Some large commercial and industrial customers would see the impact of the increase beginning next year, as the current rate caps for this customer group expire at the end of 2003.

     “We understand that rate increases are never welcome,” said Anthony F. Earley, Jr., DTE Energy chairman and CEO. “But, even with the increases we have proposed, electric rates will be very close to those charged in 1992. In fact, for many residential customers, monthly electric bills in 2006 will be only 50 cents higher than they were in 1992.”

     The increase is necessary, Earley said, to cover increasing environmental compliance costs, to ensure continued investment in Detroit Edison’s infrastructure and to meet rising healthcare and pensions costs. Earley also cited the need to recover costs associated with the implementation of the state’s “Electric Choice” program, under which customers can choose an alternative electric provider.

     Residential customers today actually pay 11 percent less for electricity than they did in 1992, Earley said, because Detroit Edison has lowered rates several times during the past decade. When adjusted for inflation, residential electric rates are currently about 40 percent lower in real terms than in 1992. Even after the proposed increase, electric rates for residential customers would still be approximately 30 percent lower than 1992 levels, when adjusted for inflation.

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     Detroit Edison residential customers today pay $43.45 per month for electric service, based on 500 killowatthours of usage. In 1992, those same customers paid $48.74 per month. Under Detroit Edison’s proposal, residential customers using 500 killowatthours would pay $49.24 per month starting in 2006 — an increase of only 50 cents over 1992 levels.

     Under the transitional rate plan, large business customers would see an increase of 9.5 percent starting in 2004 — when rate caps for that class of customer expire. A typical small business customer would see an increase of 10.4 percent beginning in 2005. Residential customers would see an average 12.7 percent increase in 2006 when current rate caps expire.

     Earley said Detroit Edison needs the rate increase to continue infrastructure improvements necessary to provide high-quality, reliable service to the company’s 2.1 million electric customers, noting that the utility has spent $3 billion on distribution system upgrades over the last 10 years.

     Detroit Edison has spent more than $480 million on mandated environmental compliance during the past decade, Earley said, with an additional $300 million to $400 million in expenditures forecast over the next five to eight years. New federal environmental proposals pending will add significantly to compliance costs, he added.

     Like most major employers, Detroit Edison is facing rapidly escalating costs related to healthcare and pension benefits, Earley said. Three consecutive years of decline in the stock market has caused substantial reductions in the value of the company’s pension plan, Earley said. The company also has faced three straight years of double-digit healthcare cost increases, “with no end in sight.”

     A major issue facing Detroit Edison is developing a recovery mechanism for costs associated with the state’s Electric Choice program — as contemplated and permitted under the law. Since Jan. 1, 2002, all electric customers in Michigan have been able to choose their electricity supplier. Currently, alternate suppliers are serving about 10 percent of Detroit Edison’s electric load. Under the state’s program, Detroit Edison must maintain plant capacity to accommodate the potential for customers who return to Detroit Edison.

     “Legislation that restructured the electric industry in 2000 authorized electric companies to recover costs associated with the Electric Choice program,” Earley said, adding that the MPSC recently launched a collaborative process — involving all stakeholders — to develop an appropriate cost-recovery system.

     Earley said the transitional rate plan will address significant cost pressures facing the company, and allow Detroit Edison to continue providing quality service to its customers.

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     “While the electric industry has experienced significant changes in recent years, rates for Detroit Edison customers have decreased amidst an environment of increasing costs,” Earley said. “We believe the transitional rate plan we filed today offers fair prices and value to our customers while providing a reasonable rate of return for our shareholders.”

     Additional information on the rate request is available in the Investor section of the DTE Energy website, at http://www.dteenergy.com.

     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy’s principal operating subsidiaries are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and Michigan Consolidated Gas Co. (MichCon), a natural gas utility serving 1.2 million customers in Michigan.

This news release contains “forward-looking statements” that are subject to risks and uncertainties. They should be read in conjunction with the forward-looking statements in DTE Energy’s and Detroit Edison’s 2002 Form 10-K Item 1 (incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

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